FOR IMMEDIATE RELEASE

         TANDYCRAFTS, INC. REPORTS SIGNIFICANTLY IMPROVED THIRD QUARTER
                            AND NINE-MONTH EARNINGS
                            -----------------------


FORT WORTH, TEXAS, APRIL 23, 1998 -- TANDYCRAFTS, INC. (NYSE: TAC) TODAY ANNOUNCED IMPROVED RESULTS FOR ITS FISCAL THIRD QUARTER ENDED MARCH 31, 1998. NET INCOME FOR THE QUARTER WAS $198,000, OR $.02 PER SHARE COMPARED TO A NET LOSS OF $5,701,000, OR $.45 PER SHARE FOR THE SAME QUARTER LAST YEAR. FOR THE NINE MONTHS ENDED MARCH 31, 1998, THE COMPANY REPORTED NET INCOME OF $4,203,000, OR $.33 PER SHARE COMPARED TO A NET LOSS OF $2,619,000, OR $.21 PER SHARE, FOR THE SAME PERIOD LAST YEAR.

For the quarter, net sales were basically flat when compared to the same period last year with retail sales showing a slight decrease of 3.6% while manufacturing sales showed a slight increase of 2.3%. Same-store sales at Sav-On Office Supplies and Tandy Leather increased 1.4% and 2.3%, respectively, while same-store sales at Joshua's Christian Stores were down 6.1%, reflecting a shift in Easter sales and less promotional activity. Pinnacle Art & Frame achieved a sales increase of 15.5%, while sales at the TWI division were down 22.7%, primarily due to soft demand for sports licensed products.

In commenting on the Company's performance, chief executive Michael J. Walsh stated, "The results for the third quarter of fiscal 1998 continued to show progress. Excluding a $5.3 million charge taken in the third quarter last year to restructure the Joshua's chain, consolidated operating income increased $3,894,000 compared to the same quarter last year. While we have made significant progress from a year ago, the operating results for this year continue to reflect a significant amount of investment to strengthen the marketing and operational capabilities of our businesses. Pinnacle Art & Frame posted another strong increase in sales and income as that division continues to strengthen its market position. Sav-On Office Supplies recorded a decrease in operating income for the quarter reflecting losses from six new stores. Operating income decreased slightly at the TWI division primarily as a result of soft demand for sports licensed products. Tandy Leather's operating results were down slightly reflecting the closure of 12 stores during the quarter; however, we are encouraged as the efforts to rebuild and broaden Tandy Leather's unique market position begin to show signs of progress. Same-store sales at Tandy Leather were up 2.3% for the quarter and 7.4% for the month of March."

Mr. Walsh continued, "Although the Joshua's Christian Stores chain has shown significant improvement from a year ago, our recent announcement of the sale of the Joshua's chain to Family Christian Stores reflects management's decision to recover our investment in that business and continue to focus our resources on our most profitable and promising operations. As we stated previously, we expect that sale to close on or about May 31, 1998."

Certain statements contained herein which are not historical facts are forward looking statements that involve risks and uncertainties including, but not limited to, customer demand and trends, related inventory risks due to shifts in customer demand, risks associated with new business opportunities, competition, dependence on key personnel, the performance of each operating unit, relationships with key customers, commodity price fluctuations, new product introductions, interest rate fluctuations, recessionary factors, seasonality and other risks disclosed in the Company's latest annual report on Form 10-K filed with the Securities and Exchange Commission.

Tandycrafts, Inc. is a specialty retailer and manufacturer. Included in its Specialty Retail segment are Tandy Leather Company, Sav-On Office Supplies and Joshua's Christian Stores. The Specialty Manufacturing segment is comprised of two manufacturing divisions: Pinnacle Art & Frame and Tandy Wholesale International.

                                                       Three Months Ended             Nine Months Ended
                                                    -------------------------     -------------------------
                                                      March 31,     March 31,       March 31,     March 31,
                                                        1998          1997            1998          1997
                                                    -----------   -----------     -----------   -----------
Net sales                                           $    53,100   $    54,456     $   181,696   $   185,472
Operating costs and expenses:
    Cost of goods sold                                   35,766        41,128         120,302       123,548
    Selling, general and administrative                  14,935        20,062          48,532        59,499
    Depreciation and amortization                         1,254         1,315           3,783         4,078
                                                    -----------   -----------     -----------   -----------
     Total operating costs and expenses                  51,955        62,505         172,617       187,125
                                                    -----------   -----------     -----------   -----------

Operating income (loss)                                   1,145        (8,049)          9,079        (1,653)
Interest expense, net                                       841           720           2,614         2,375
                                                    -----------   -----------     -----------   -----------

Income (loss) before income taxes                           304        (8,769)          6,465        (4,028)
Provision for income taxes                                  106        (3,068)          2,262        (1,409)
                                                    -----------   -----------     -----------   -----------

     Net income (loss)                              $       198   $    (5,701)    $     4,203   $    (2,619)
                                                    ===========   ===========     ===========   ===========
Net income (loss) per share -
     basic and diluted                              $      0.02    $    (0.45)    $      0.33   $     (0.21)
                                                    ===========    ==========     ===========   ===========

Weighted average common shares                           12,649        12,565          12,657        12,369
                                                         ======        ======          ======        ======


                                                            Joshua's        Sav-On
                                         Tandy Leather     Christian        Office
                                             Retail        Bookstores      Supplies
                                         -------------     ----------     ----------

Number of stores                               140              58             41
QUARTER:
Net sales                                    8,983           6,310          9,971
Same store sales gains / (losses)              2.3%           (6.1)%          1.4%
NINE MONTHS:
Net sales                                   28,789          24,393         30,238
Same store sales gains / (losses)             (1.1)%           8.7%           5.4%

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